Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	July 7, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Acquires Trophy Office Building in Portland, Oregon
CHICAGO, IL (Jul 7, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX) (NASDAQ: ZIPTMX) (NASDAQ: ZIPIAX) (NASDAQ: ZIPIMX), today announced the acquisition of Pioneer Tower, a 17-story, multi-tenant, Class A office building in the heart of Portland's central business district. Set atop Portland's leading retail destination, Pioneer Tower offers a Class A office experience within an unparalleled mixed-use urban environment with direct access to Pioneer Place, Portland's number one shopping destination while also offering convenient access to its Transit Mall, the city's nexus of light rail public transportation systems. Pioneer Tower is 95% leased to a diverse roster of professional service tenants whose average tenure of occupancy is over fourteen years. The purchase price was approximately $122 million with an estimated capitalization rate based on purchase price of 5.0 percent.
Pioneer Tower is located at the intersection of Portland's burgeoning technology triangle (home to Google, Salesforce, eBay, Airbnb and TripWire) and high-end retail core (stores including Apple, Nike, Louis Vuitton, H&M and Tiffany & Co.). The Portland office market has been boosted by a steady migration of tech firms with further growth expected as it offers a lower cost option for employees, attracts a highly educated workforce and is geographically accessible to larger tech centers in the Bay Area and Seattle. In addition to Portland's low unemployment rate of 4.3 percent, Bloomberg recently tabbed Oregon as the best performing economy in the U.S. based on its strong employment outlook, affordability of housing and growing personal incomes.
"While our investment strategy has led us to underweight our allocation to office properties," noted Allan Swaringen, President and CEO of JLL Income Property Trust, "the opportunities at Pioneer Tower are very compelling. Portland is currently exhibiting a low direct vacancy rate of 6.7 percent, has maintained a lower than 10 percent vacancy rate for the past ten years and is one of LaSalle's target office markets. Our Research and Strategy team has promoted its 'DTU' theme for identifying higher quality, core urban investments -- Demographics, Technology and Urbanization -- and all of those factors intersect at Pioneer Tower, along with the opportunity to invest at nearly a 10 percent discount to replacement cost."
Pioneer Tower is one of the most highly regarded office towers in downtown Portland and maintained its historically strong occupancy throughout the last market down cycle. Its modern work environment with best-in-class amenity package, including sitting directly on top of Portland's Pioneer Place Mall offers tenants a unique amenity base spanning four blocks of mixed-use offerings with upscale retail, dining, hotels, parking and public transportation all within walking distance -- defining the optimal live/work/play urban environment desired by today's millennial workforce.
JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world's leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.
About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world's leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $59 billion of assets under management of private and public property equity and debt investments. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.
Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.